Exhibit 99.1

Contact:	Thomas S. Elley
205-582-1200

FIRST US BANCSHARES, INC.

REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

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Full Year Loan Growth of 17.1% and $634,000 Linked Quarter Increase in Net Income

BIRMINGHAM, AL (January 28, 2021) – First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $1.0 million, or $0.15 per diluted share, for the quarter ended December 31, 2020 (“4Q2020”), compared to $0.4 million, or $0.06 per diluted share, for the quarter ended September 30, 2020 (“3Q2020”) and $1.2 million, or $0.18 per diluted share, for the quarter ended December 31, 2019 (“4Q2019”). For the year ended December 31, 2020, the Company’s net income totaled $2.7 million, or $0.40 per diluted share, compared to $4.6 million, or $0.67 per diluted share, for the year ended December 31, 2019.

Growth in net income comparing 4Q2020 to the previous quarter of 2020 was driven by improved net interest income and reduced loan loss provisioning and non-interest expense, partially offset by reductions in non-interest income. Total loans averaged $644.8 million during 4Q2020, compared to $609.6 million during 3Q2020, an increase of $35.2 million, or 5.8%, for the quarter. As of December 31, 2020, net loans totaled $638.4 million, compared to $545.2 million as of December 31, 2019, representing growth of $93.1 million, or 17.1%, for the year.

James F. House, President and CEO of the Company, stated, “By any account, this was an extraordinarily challenging year. The impact of the COVID-19 pandemic was felt throughout the economy and had a dramatic impact on our operations. As we close the door on 2020, we are gratified by the accomplishments of our team despite this difficult environment. In the fourth quarter, net interest income continued to improve, we gained additional clarity on the strength of our loan portfolio, and we wrapped up a year of substantial growth in earning assets. We believe that these positive outcomes have given us a solid foundation upon which to build in 2021.”

Financial Highlights

Loan Growth – The table below summarizes loan balances by portfolio category at the end of each of the most recent five quarters as of December 31, 2020.

	Quarter Ended
	2020				2019
	December 31,	September 30,	June 30,	March 31,	December 31,
	(Dollars in Thousands)
	(2020 Loan Balances are Unaudited)
Real estate loans:
Construction, land development and other land loans	$37,282	$35,472	$31,384	$31,927	$30,820
Secured by 1-4 family residential properties	88,856	95,147	93,010	100,186	104,537
Secured by multi-family residential properties	54,326	49,197	48,807	44,029	50,910
Secured by non-farm, non-residential properties	184,528	183,754	160,683	156,222	162,981
Commercial and industrial loans	69,808	72,948	73,978	80,771	90,957
Paycheck Protection Program (“PPP”) loans	11,927	13,950	13,793	—	—
Consumer loans:
Direct consumer	29,788	30,048	33,299	36,307	38,040
Branch retail	32,094	33,145	33,000	31,568	32,305
Indirect sales	141,514	125,369	89,932	69,982	45,503
Total loans	$650,123	$639,030	$577,886	$550,992	$556,053
Less unearned interest, fees and deferred costs	4,279	4,240	5,401	5,353	5,048
Allowance for loan and lease losses	7,470	7,185	6,423	5,954	5,762
Net loans	$638,374	$627,605	$566,062	$539,685	$545,243

First US Bancshares, Inc. Announces Fourth Quarter and Full Year 2020 Results

January 28, 2021

Loan growth during both 4Q2020 and the full year of 2020 was led by the Company’s indirect lending efforts. The indirect portfolio is comprised of loans secured by collateral that generally includes recreational vehicles, campers, boats and horse trailers. Effective January 1, 2020, the portfolio was transferred to the Bank from the Bank’s wholly owned subsidiary, Acceptance Loan Company (“ALC”). During the COVID-19 pandemic, demand for this financing grew substantially as consumers sought alternatives to more traditional travel and leisure activities. During 4Q2020 and the full year of 2020, the Company also experienced growth in its real estate lending portfolios, including commercial real estate, construction lending and multi-family residential. The growth in real estate lending was focused on borrowers that management determined to be of appropriate credit quality and structure in the current environment under the Bank’s established underwriting criteria. In response to the pandemic, the Bank also participated in the Paycheck Protection Program (“PPP”) administered by the Small Business Administration (“SBA”), which also contributed to loan growth for the year. Loan growth during both 4Q2020 and the full year of 2020 was partially offset by decreases in the Bank’s residential 1-4 family real estate and commercial and industrial portfolios, as well as a reduction in direct consumer and branch retail lending, primarily through ALC’s branch system.

Net Interest Income and Margin – Loan growth, particularly in the indirect portfolio, combined with continued reductions in deposit costs drove the increase in net interest income in 4Q2020 compared to the previous quarter of 2020. The 4Q2020 increase represented the second consecutive quarter of growth in net interest income following the significant net interest margin compression that began in March of 2020 in the wake of pandemic-related changes in the interest rate environment. Net interest margin increased modestly to 4.59% in 4Q2020, compared to 4.56% in 3Q2020, due to continued deposit repricing. Annualized average total funding costs decreased to 0.47% in 4Q2020, compared to 0.54% in 3Q2020. For the year ended December 31, 2020, net interest margin and average total funding costs were 4.69% and 0.62%, respectively, compared to 5.18% and 0.96%, respectively, for the year ended December 31, 2019. The reduction in net interest margin for 2020 was due primarily to the lower interest rate environment, as yields on interest-earning assets generally shifted downward more rapidly than rates on interest-bearing liabilities. Although the current environment is expected to continue to challenge growth in net interest margin, management remains focused on reducing interest costs in the near-term as interest-bearing liabilities continue to reprice.

Loan Loss Provision – Loan provisioning decreased by $0.6 million in 4Q2020 compared to 3Q2020 due primarily to reduced loan growth during 4Q2020. Excluding loans originated under the PPP, which are guaranteed by the SBA, the allowance for loan and lease losses as a percentage of total loans was 1.18% as of December 31, 2020, compared to 1.16% as of September 30, 2020 and 1.05% as of December 31, 2019. The increase comparing December 31, 2020 to December 31, 2019 is reflective of the significant uncertainty that was introduced into the economic environment following the onset of the COVID-19 pandemic. As a result of this uncertainty, the Company increased qualitative factors associated with the calculation of loan loss reserves beginning in the first quarter of 2020, and, due to continued economic uncertainty, these qualitative factors remained at heightened levels as of December 31, 2020. However, the Company continued to see improvement as of the end of the year in certain metrics related to the credit quality of the loan portfolio, including reductions in COVID-19-related deferments. In addition, the ratio of net charge-offs to average loans decreased to 0.11% annualized for 4Q2020, compared to 0.19% annualized for 3Q2020, and 0.39% annualized for 4Q2019.

Management believes that the allowance for loan and lease losses as of December 31, 2020, which was calculated under an incurred loss model, was sufficient to absorb losses in the Company’s loan portfolio based on circumstances existing as of the balance sheet date. However, due to the uncertainty of the economic environment resulting from the pandemic, management will continue to closely monitor the impact of changing economic circumstances on the Company’s loan portfolio. In accordance with relevant accounting guidance for smaller reporting companies, the Company has not yet adopted the Current Expected Credit Loss (CECL) accounting model for the calculation of credit losses and is currently evaluating the impact that adopting CECL will have on the Company’s financial statements.

Non-interest Income – Non-interest income decreased $0.4 million comparing 4Q2020 to 3Q2020. The decrease was due primarily to a non-routine gain on the sale of premises and equipment that totaled $0.3 million in 3Q2020 and was not repeated in 4Q2020. In addition, effective in 4Q2020, the Bank discontinued its secondary mortgage marketing efforts resulting in a reduction of $0.1 million in non-interest income compared to the previous quarter of 2020. Although the discontinuation of secondary mortgage marketing efforts is expected to result in reductions of non-interest income, it is also expected to reduce non-interest expense commensurately. For the year ended December 31, 2020, non-interest income totaled $5.0 million, compared to $5.4 million for the year ended December 31, 2019. The decrease resulted from reductions in service charges and related fees on the Bank’s deposit accounts, as well as reduced credit insurance income that is derived primarily from ALC’s lending activities. These decreases were attributable to reduced economic activity and changes in deposit customer and consumer borrower behaviors during the pandemic. The reductions were partially offset by increased non-interest income associated with gains on the sale of securities, secondary mortgage fees and other income.

Non-interest Expense – Non-interest expense decreased $0.3 million comparing 4Q2020 to 3Q2020 due to modest reductions in salaries and employee benefits, professional services and certain other expenses, including losses on repossessed assets, during 4Q2020. A portion of the expense reduction was associated with the discontinuation of secondary mortgage marketing efforts. For the year ended December 31, 2020, non-interest expense totaled $34.3 million, compared to $33.8 million for the year ended December 31, 2019, an increase of $0.5 million, or 1.5%. The increase during 2020 resulted primarily from increases in computer services, salaries and employee benefits and other professional services.

First US Bancshares, Inc. Announces Fourth Quarter and Full Year 2020 Results

January 28, 2021

Balance Sheet Growth – Total assets as of December 31, 2020 increased by $37.6 million, or 4.4%, compared to September 30, 2020, and increased by $101.8 million, or 12.9%, compared to December 31, 2019. Growth in deposits totaled $36.9 million, or 4.9%, in 4Q2020, and $98.6 million, or 14.4%, for the full year of 2020. Deposit growth in 2020 reflected the impact of the pandemic on both business and consumer deposit holders, including preferences for liquidity, loan payment deferments, tax payment deferments, stimulus checks and lower consumer spending. Of the total increase in deposits during 2020, $39.2 million represented non-interest-bearing deposits, while $59.4 million were interest-bearing. The 4Q2020 growth included $32.0 million in wholesale deposits that were acquired by the Bank at a weighted average total cost of 0.40% and weighted average term of 51 months. Along with interest rate swaps that the Company had previously put in place, the wholesale deposits serve to mitigate a portion of risk associated with rising interest rates. Wholesale funding also provides the Company with additional liquidity that enables management to continue its focus on reducing interest expense on core deposits.

Asset Quality – Non-performing assets, including loans in non-accrual status and other real estate owned (OREO), totaled $4.0 million as of both December 31, 2020 and September 30, 2020, compared to $4.8 million as of December 31, 2019. As a percentage of total assets, non-performing assets improved to 0.45% as of December 31, 2020, compared to 0.47% as of September 30, 2020, and 0.61% as of December 31, 2019.

Cash Dividend – The Company declared a cash dividend of $0.03 per share on its common stock in each quarter of 2020, resulting in a dividend of $0.12 per share for the year ended December 31, 2020, compared to $0.09 per share for the year ended December 31, 2019.

Regulatory Capital – During 4Q2020, the Bank continued to maintain capital ratios at higher levels than the ratios required to be considered a “well-capitalized” institution under applicable banking regulations. As of December 31, 2020, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 11.78%. Its total capital ratio was 12.92%, and its Tier 1 leverage ratio was 8.98%.

Liquidity – As of December 31, 2020, the Company continued to maintain excess funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines, Federal Home Loan Bank advances and brokered deposits.

COVID-19 Borrower Support Actions – Following the declaration of COVID-19 as a global pandemic in March of 2020, the Company participated in a number of actions to support borrowers, including the origination of PPP Loans to deliver funding to small business owners, as well as processing loan payment deferments for consumer and business borrowers.

First US Bancshares, Inc. Announces Fourth Quarter and Full Year 2020 Results

January 28, 2021

About First US Bancshares, Inc.

First US Bancshares, Inc. is a bank holding company that operates banking offices in Alabama, Tennessee and Virginia through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties.

Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to the sufficiency of the allowance for loan and lease losses, loan demand, cash flows, interest costs, growth and earnings potential, expansion and the Company’s positioning to handle the challenges presented by COVID-19, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Bank’s and ALC’s service areas; market conditions and investment returns; changes in interest rates; the impact of the current COVID-19 pandemic on the Company’s business, the Company’s customers, the communities that the Company serves and the United States economy, including the impact of actions taken by governmental authorities to try to contain the virus or address the impact of the virus on the United States economy (including, without limitation, the Coronavirus Aid, Relief and Economic Security (CARES) Act and subsequent federal legislation) and the resulting effect on the Company’s operations, liquidity and capital position and on the financial condition of the Company’s borrowers and other customers; the pending discontinuation of LIBOR as an interest rate benchmark; the availability of quality loans in the Bank’s and ALC’s service areas; the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets; collateral values; cybersecurity threats; and risks related to the Paycheck Protection Program. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

First US Bancshares, Inc. Announces Fourth Quarter and Full Year 2020 Results

January 28, 2021

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – LINKED QUARTERS

(Dollars in Thousands, Except Per Share Data)

	Quarter Ended					Year Ended
	2020				2019	2020	2019
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	(Unaudited)					(Unaudited)
Results of Operations:
Interest income	$10,204	$9,996	$9,780	$10,397	$10,825	$40,377	$43,588
Interest expense	912	1,031	1,157	1,511	1,636	4,611	6,646
Net interest income	9,292	8,965	8,623	8,886	9,189	35,766	36,942
Provision for loan and lease losses	469	1,046	850	580	716	2,945	2,714
Net interest income after provision for loan and lease losses	8,823	7,919	7,773	8,306	8,473	32,821	34,228
Non-interest income	1,008	1,375	1,330	1,297	1,396	5,010	5,366
Non-interest expense	8,477	8,747	8,581	8,494	8,279	34,299	33,782
Income before income taxes	1,354	547	522	1,109	1,590	3,532	5,812
Provision for income taxes	309	136	118	262	381	825	1,246
Net income	$1,045	$411	$404	$847	$1,209	$2,707	$4,566
Per Share Data:
Basic net income per share	$0.16	$0.07	$0.07	$0.13	$0.19	$0.43	$0.71
Diluted net income per share	$0.15	$0.06	$0.06	$0.13	$0.18	$0.40	$0.67
Dividends declared	$0.03	$0.03	$0.03	$0.03	$0.03	$0.12	$0.09
Key Measures (Period End):
Total assets	$890,511	$852,941	$845,747	$788,565	$788,738
Tangible assets (1)	882,101	844,439	837,142	779,850	779,913
Loans, net of allowance for loan losses	638,374	627,605	566,062	539,685	545,243
Allowance for loan and lease losses	7,470	7,185	6,423	5,954	5,762
Investment securities, net	91,422	93,405	103,964	110,079	108,356
Total deposits	782,212	745,336	738,290	682,595	683,662
Short-term borrowings	10,017	10,045	10,334	10,152	10,025
Total shareholders’ equity	86,678	85,658	85,281	84,332	84,748
Tangible common equity (1)	78,268	77,156	76,676	75,617	75,923
Book value per common share	14.03	13.87	13.81	13.73	13.76
Tangible book value per common share (1)	12.67	12.49	12.41	12.31	12.33
Key Ratios:
Return on average assets (annualized)	0.48%	0.19%	0.20%	0.43%	0.61%	0.32%	0.58%
Return on average common equity (annualized)	4.82%	1.91%	1.91%	4.02%	5.68%	3.17%	5.51%
Return on average tangible common equity (annualized) (1)	5.34%	2.12%	2.13%	4.49%	6.35%	3.52%	6.19%
Net interest margin	4.59%	4.56%	4.65%	4.97%	5.12%	4.69%	5.18%
Efficiency ratio (2)	82.3%	84.6%	86.2%	83.4%	78.2%	84.1%	79.8%
Net loans to deposits	81.6%	84.2%	76.7%	79.1%	79.8%
Net loans to assets	71.7%	73.6%	66.9%	68.4%	69.1%
Tangible common equity to tangible assets (1)	8.87%	9.14%	9.16%	9.70%	9.73%
Tier 1 leverage ratio (3)	8.98%	9.08%	9.36%	9.46%	9.61%
Allowance for loan losses as % of loans (4)	1.16%	1.13%	1.12%	1.09%	1.05%
Nonperforming assets as % of total assets	0.45%	0.47%	0.52%	0.60%	0.61%

(1) Refer to Non-GAAP reconciliation of tangible balances and measures beginning on page 11.
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income).
(3) First US Bank Tier 1 leverage ratio.
(4) The allowance for loan losses as a % of loans excluding PPP Loans, which are guaranteed by the SBA, was 1.18% as of December 31, 2020.

First US Bancshares, Inc. Announces Fourth Quarter and Full Year 2020 Results

January 28, 2021

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

THREE MONTHS ENDED DECEMBER 31, 2020 AND 2019

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2020			December 31, 2019
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total Loans	$644,759	$9,818	6.06%	$545,130	$10,015	7.29%
Taxable investment securities	92,523	344	1.48%	107,918	555	2.04%
Tax-exempt investment securities	3,533	16	1.80%	1,543	11	2.83%
Federal Home Loan Bank stock	1,135	10	3.51%	1,138	12	4.18%
Federal funds sold	85	—	—	10,080	45	1.77%
Interest-bearing deposits in banks	63,477	16	0.10%	46,677	187	1.59%
Total interest-earning assets	805,512	10,204	5.04%	712,486	10,825	6.03%
Non-interest-earning assets:
Other assets	68,096			71,393
Total	$873,608			$783,879

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Demand deposits	$211,000	$134	0.25%	$164,412	$209	0.50%
Savings deposits	167,429	151	0.36%	153,628	322	0.83%
Time deposits	236,769	591	0.99%	246,640	1,071	1.72%
Total interest-bearing deposits	615,198	876	0.57%	564,680	1,602	1.13%
Borrowings	10,021	36	1.43%	10,172	34	1.33%
Total interest-bearing liabilities (1)	625,219	912	0.58%	574,852	1,636	1.13%
Non-interest-bearing liabilities:
Demand deposits	152,537			113,953
Other liabilities	9,515			10,729
Shareholders’ equity	86,337			84,345
Total	$873,608			$783,879

Net interest income		$9,292			$9,189
Net interest margin			4.59%			5.12%

(1)   The annualized rate on total average funding costs, including total average interest-bearing liabilities and average non-interest-bearing demand deposits, was 0.47% and 0.94% for the three-month periods ended December 31, 2020 and 2019, respectively.

First US Bancshares, Inc. Announces Fourth Quarter and Full Year 2020 Results

January 28, 2021

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

YEAR ENDED DECEMBER 31, 2020 AND 2019

(Dollars in Thousands)

(Unaudited)

	Year Ended			Year Ended
	December 31, 2020			December 31, 2019
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total Loans	$590,200	$38,251	6.48%	$527,310	$39,635	7.52%
Taxable investment securities	99,096	1,761	1.78%	130,262	2,710	2.08%
Tax-exempt investment securities	2,503	55	2.20%	1,978	55	2.78%
Federal Home Loan Bank stock	1,135	51	4.49%	925	58	6.27%
Federal funds sold	4,740	45	0.95%	11,700	272	2.32%
Interest-bearing deposits in banks	65,609	214	0.33%	40,853	858	2.10%
Total interest-earning assets	763,283	40,377	5.29%	713,028	43,588	6.11%
Non-interest-earning assets:
Other assets	70,716			71,723
Total	$833,999			$784,751

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Demand deposits	$192,035	$577	0.30%	$167,308	$848	0.51%
Savings deposits	162,636	756	0.46%	161,371	1,632	1.01%
Time deposits	233,815	3,143	1.34%	246,880	4,074	1.65%
Total interest-bearing deposits	588,486	4,476	0.76%	575,559	6,554	1.14%
Borrowings	10,156	135	1.33%	5,237	92	1.76%
Total interest-bearing liabilities (1)	598,642	4,611	0.77%	580,796	6,646	1.14%
Non-interest-bearing liabilities:
Demand deposits	140,196			111,214
Other liabilities	9,741			9,910
Shareholders’ equity	85,420			82,831
Total	$833,999			$784,751

Net interest income		$35,766			$36,942
Net interest margin			4.69%			5.18%

(1)   The annualized rate on total average funding costs, including total average interest-bearing liabilities and average non-interest-bearing demand deposits, was 0.62% and 0.96% for the years ended December 31, 2020 and 2019, respectively.

First US Bancshares, Inc. Announces Fourth Quarter and Full Year 2020 Results

January 28, 2021

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

YEAR-END CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	December 31,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Cash and due from banks	$12,235	$11,939
Interest-bearing deposits in banks	82,180	45,091
Total cash and cash equivalents	94,415	57,030
Federal funds sold	85	10,080
Investment securities available-for-sale, at fair value	84,993	94,016
Investment securities held-to-maturity, at amortized cost	6,429	14,340
Federal Home Loan Bank stock, at cost	1,135	1,137
Loans and leases, net of allowance for loan and lease losses of $7,470 and $5,762, respectively	638,374	545,243
Premises and equipment, net of accumulated depreciation of $23,774 and $22,570, respectively	28,206	29,216
Cash surrender value of bank-owned life insurance	15,846	15,546
Accrued interest receivable	2,807	2,488
Goodwill and core deposit intangible, net	8,410	8,825
Other real estate owned	949	1,078
Other assets	8,862	9,739
Total assets	$890,511	$788,738

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$151,935	$112,729
Interest-bearing	630,277	570,933
Total deposits	782,212	683,662
Accrued interest expense	292	537
Other liabilities	11,312	9,766
Short-term borrowings	10,017	10,025
Total liabilities	803,833	703,990

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,596,351 and 7,568,053 shares issued, respectively; 6,176,556 and 6,157,692 shares outstanding, respectively	75	75
Additional paid-in capital	13,786	13,814
Accumulated other comprehensive loss, net of tax	(52)	(46)
Retained earnings	94,722	92,755
Less treasury stock: 1,419,795 and 1,410,361 shares at cost, respectively	(21,853)	(21,850)
Total shareholders’ equity	86,678	84,748

Total liabilities and shareholders’ equity	$890,511	$788,738

First US Bancshares, Inc. Announces Fourth Quarter and Full Year 2020 Results

January 28, 2021

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

YEAR-END CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$9,818	$10,015	$38,251	$39,635
Interest on investment securities	386	810	2,126	3,953
Total interest income	10,204	10,825	40,377	43,588

Interest expense:
Interest on deposits	876	1,602	4,476	6,554
Interest on borrowings	36	34	135	92
Total interest expense	912	1,636	4,611	6,646

Net interest income	9,292	9,189	35,766	36,942

Provision for loan and lease losses	469	716	2,945	2,714

Net interest income after provision for loan and lease losses	8,823	8,473	32,821	34,228

Non-interest income:
Service and other charges on deposit accounts	306	453	1,301	1,828
Credit insurance income	57	123	309	549
Net gain on sales and prepayments of investment securities	—	25	326	92
Mortgage fees from secondary market	68	95	567	475
Lease income	212	212	842	845
Other income, net	365	488	1,665	1,577
Total non-interest income	1,008	1,396	5,010	5,366

Non-interest expense:
Salaries and employee benefits	5,069	5,080	20,536	20,352
Net occupancy and equipment	1,111	1,040	4,185	4,230
Computer services	485	420	1,796	1,525
Fees for professional services	293	297	1,297	1,176
Other expense	1,519	1,442	6,485	6,499
Total non-interest expense	8,477	8,279	34,299	33,782

Income before income taxes	1,354	1,590	3,532	5,812
Provision for income taxes	309	381	825	1,246
Net income	$1,045	$1,209	$2,707	$4,566
Basic net income per share	$0.16	$0.19	$0.43	$0.71
Diluted net income per share	$0.15	$0.18	$0.40	$0.67
Dividends per share	$0.03	$0.03	$0.12	$0.09

First US Bancshares, Inc. Announces Fourth Quarter and Full Year 2020 Results

January 28, 2021

COVID-19 Loan Deferments

Uncertainty continues to exist as to what the ultimate economic impact of the COVID-19 pandemic will be on the Company’s borrowers. In response to this uncertainty, during 2020, the Company increased qualitative factors in the calculation of the allowance for loan and lease losses. Although we believe that the allowance was sufficient to absorb losses in the portfolio based on circumstances existing as of December 31, 2020, management is continuing to closely monitor the Company’s loan portfolio for indications of credit deterioration, particularly with respect to those loans that have had payments deferred in connection with the pandemic.

In accordance with section 4013 of the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Company implemented initiatives to provide short-term payment relief to borrowers who have been negatively impacted by COVID-19. Over 1,900 of the Company’s borrowers requested and were granted pandemic-related deferments by the Company during the year ended December 31, 2020. Although the interpretive guidance defines short-term as six months, the majority of deferments granted by the Company were for terms of 90 days or less. During 4Q2020, the principal balance of loans that were under COVID-19 deferment was reduced by $10.4 million. The table below summarizes all remaining COVID-19 payment deferments as of December 31, 2020, September 30, 2020 and June 30, 2020.

	As of December 31, 2020			As of September 30, 2020			As of June 30, 2020
	# of Loans Deferred	Principal Balance of Loans Deferred	% of Portfolio Balance	# of Loans Deferred	Principal Balance of Loans Deferred	% of Portfolio Balance	# of Loans Deferred	Principal Balance of Loans Deferred	% of Portfolio Balance
	(Dollars in Thousands)
Loans secured by real estate:
Construction, land development and other land loans	—	$—	—	1	$2,259	6.4%	7	$4,544	14.5%
Secured by 1-4 family residential properties	6	314	0.4%	8	398	0.4%	50	9,474	10.2%
Secured by multi-family residential properties	—	—	—	—	—	—	12	29,726	60.9%
Secured by non-farm, non-residential properties	6	6,615	3.6%	10	14,084	7.7%	49	42,797	26.6%
Commercial and industrial loans	2	530	0.6%	2	529	0.6%	9	1,460	1.7%
Consumer loans:
Direct consumer	50	201	0.7%	77	284	0.9%	442	2,188	6.6%
Branch retail	43	336	1.0%	36	353	1.1%	172	1,856	5.6%
Indirect sales	3	65	0.1%	19	509	0.4%	123	3,199	3.6%
Total loans	110	$8,061	1.2%	153	$18,416	2.9%	864	$95,244	16.5%

Although the credit quality of these deferred loans will continue to be evaluated on an ongoing basis in accordance with the Company’s uniform framework for establishing and monitoring credit risk, in accordance with regulatory guidance related to the CARES Act, loans for which payments were deferred related to COVID-19 will generally not be considered troubled debt restructurings or placed in past due or nonaccrual status during the deferment period.

First US Bancshares, Inc. Announces Fourth Quarter and Full Year 2020 Results

January 28, 2021

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered a substitute for the GAAP-based results. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of operating income, tangible assets and equity, and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of each relevant non-GAAP measure to GAAP-based measures included in the financial statements previously presented in this press release.

Operating Income

In addition to GAAP-based measures of net income, management periodically reviews certain non-GAAP measures of pre-tax income that factor out the impact of discrete income or expense items that, although not unusual, infrequent or nonrecurring, tend to fluctuate significantly from quarter to quarter or are based on events that are not necessarily indicative of the Company’s core operating earnings as a financial institution. An example includes the provision for loan and lease losses, which, although a core part of the Company’s operating activities, may fluctuate significantly based on the level of loan growth in a quarter, changes in economic factors or other events during the quarter. Examples of items that are not necessarily considered by management to be core to the Company’s operating earnings include accretion and amortization of discounts, premiums and intangible assets associated with purchase accounting. In its own analysis, management has defined operating income as a non-GAAP financial measure that adjusts net income for the following items:

•	Provision for (benefit from) income taxes
•	Accretion of discount on purchased loans
•	Accretion of premium on purchased time deposits
•	Gains (losses) on sales and prepayments of investment securities
•	Gains (losses) on settlements of derivative contracts
•	Gains (losses) on sales of foreclosed real estate
•	Gains on sales of fixed and other assets
•	Provision for loan and lease losses
•	Amortization of core deposit intangible asset
•	Acquisition expenses

A reconciliation of the Company’s net income to its operating income for each of the most recent five quarters as of December 31, 2020 is set forth below. A limitation of the non-GAAP calculation of operating income presented below is that the adjustments to the comparable GAAP measure (net income) include gains, losses or expenses that the Company does not expect to continue to recognize at a consistent level in the future; however, the adjustments of these items should not be construed as an inference that these gains, losses or expenses are unusual, infrequent or nonrecurring.

First US Bancshares, Inc. Announces Fourth Quarter and Full Year 2020 Results

January 28, 2021

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

OPERATING INCOME – LINKED QUARTERS

(Non-U.S. GAAP Unaudited Reconciliation)

	Quarter Ended
	2020				2019
	December 31,	September 30,	June 30,	March 31,	December 31,
	(Dollars in Thousands)
Net income	$1,045	$411	$404	$847	$1,209
Add back:
Provision for income taxes	309	136	118	262	381
Income before income taxes	1,354	547	522	1,109	1,590
Subtract adjustments to net interest income:
Accretion of discount on purchased loans	(180)	(140)	(226)	(131)	(174)
Accretion of premium on purchased time deposits	(1)	(3)	(5)	(9)	(11)
Net adjustments to net interest income	(181)	(143)	(231)	(140)	(185)
Add back (subtract) non-interest adjustments:
Net gain on sales and prepayments of investment securities	—	—	(326)	—	(25)
Net (gain) loss on sales of foreclosed real estate	(7)	6	5	5	30
Gain on sales of fixed and other assets	—	(315)	—	—	—
Provision for loan and lease losses	469	1,046	850	580	716
Amortization of core deposit intangible	91	103	110	110	110
Net non-interest adjustments	553	840	639	695	831
Operating income	$1,726	$1,244	$930	$1,664	$2,236

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

First US Bancshares, Inc. Announces Fourth Quarter and Full Year 2020 Results

January 28, 2021

		Quarter Ended					Year Ended
		2020				2019	2020	2019
		December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$890,511	$852,941	$845,747	$788,565	$788,738
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		975	1,067	1,170	1,280	1,390
Tangible assets	(a)	$882,101	$844,439	$837,142	$779,850	$779,913

Total shareholders’ equity		$86,678	$85,658	$85,281	$84,332	$84,748
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		975	1,067	1,170	1,280	1,390
Tangible common equity	(b)	$78,268	$77,156	$76,676	$75,617	$75,923

Average shareholders’ equity		$86,337	$85,656	$84,953	$84,721	$84,345	$85,420	$82,831
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		1,019	1,115	1,224	1,332	1,442	1,172	1,623
Average tangible shareholders’ equity	(c)	$77,883	$77,106	$76,294	$75,954	$75,468	$76,813	$73,773

Net income	(d)	$1,045	$411	$404	$847	$1,209	$2,707	$4,566
Common shares outstanding (in thousands)	(e)	6,177	6,177	6,176	6,143	6,158

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$12.67	$12.49	$12.41	$12.31	$12.33

Tangible common equity to tangible assets	(b)/(a)	8.87%	9.14%	9.16%	9.70%	9.73%

Return on average tangible common equity (annualized)	(1)	5.34%	2.12%	2.13%	4.49%	6.35%	3.52%	6.19%

(1)	Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)